Exhibit 10.1.3

conEdison, inc.
Consolidated Edison Inc.
4 Irving Place
New York NY 10003-0987
www.conEdison.com

February 20, 2020

Mr. Mark Noyes
President and Chief Executive Officer
Con Edison Clean Energy Businesses, Inc.,

Re : Consolidated Edison, Inc. Supplemental Defined Contribution Pension Plan ("SDCPP")

Dear Mr. Noyes:

This letter agreement memorializes the agreement of Consolidated Edison, Inc. (the "Company") to provide you with certain additional benefits under the SDCPP. Pursuant to Section 3.02(d) of the SDCPP, and on an annual basis while you remain employed, the Company will credit $50,000 to a Special Crediting Account established on your behalf under the SDCPP.

This amount will be credited to your Special Crediting Account no later than the last business day of March each year beginning in March 2020, provided that you are employed with Con Edison Clean Energy Businesses, Inc. on the date such amount is credited.

The amount credited to the Special Crediting Account will be subject to earnings and losses based on the investment elections you make with respect to such amounts. All other terms and conditions of the SDCPP will continue to apply to the Special Crediting Account.

Please sign and date below to indicate your acknowledgement and acceptance of the terms of this letter.

    /s/ Mark Noyes_____________________            /s/ John McAvoy_____
    Mark Noyes                            John McAvoy
                                    Chief Executive Officer

3/1/20____________________                2/23/20__________
Date                                Date